Exhibit 99.2

                            FIBERSTARS, INCORPORATED

                            MODERATOR: JOHN DAVENPORT
                                 MARCH 14, 2007
                                   10:30 AM CT

Operator:           Good afternoon my name is Tonya, and I will be your
                    conference operator today.

                    At this time I would like to welcome everyone to the Fourth Quarter 2006 Results Call. All lines have been placed on mute to prevent any back ground noise.

                    After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad. Thank you.

                    Mr. Davenport you may begin.

John Davenport:     Thank you Tonya. With me is Bob Connors, our CFO, Ted des
                    Enfants, our VP and General Manger of Commercial Sales, and
                    Roger Buelow our Chief Technology Officer.

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                    In today's call we'll discuss the Q4 and full year numbers, provide a brief update with a view of the call lasting about and hour as usual. I'll open with a few comments, Bob will then address the numbers, Ted will provide a review of key commercial accounts; and Roger will provide an update on the ship install, and say a few words about our new solar project. Then we'll open it up for questions.

                    But first, I'd like to remind you that forward looking statements made on this conference call are pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding our goal and outlook for the first quarter of 2007 and thereafter, future EFO sales, enhancements to EFO, our revenue and DARPA funding.

                    Investors are cautioned that all forward looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Factors that could cause actual results and materially differ from the forward looking statements in this presentation are set forth in our most recent annual report on Form 10-K for the year ended December 31 2006. These forward looking statements speak as of the date hereof. We disclaim any intention or obligation to update or revise any forward looking statements.

                    Before we get into specifics, I'd like to say a few things about EFO in 2006. In 2006 we saw growth in EFO sales in every single quarter, and by Q4 the growth in EFO was significant enough to reverse the decline in our traditional business. This is probably the most important single contribution we see to reduce losses in 2007.

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                    Later on in the call you'll hear about growth in the markets we've identified for EFO. You'll hear about new EFO products and patents, you'll hear about a Navy ship install project so successful that we expect to create a brand new market for EFO. You'll hear that we've even taken EFO back into the pool market, creating new products through growth as a potential to reverse the decline in that market. You'll hear that we're even taking EFO technology into solar. In short you'll hear that 2006 has been a very successful year for EFO.

                    Now let me get into some specifics - first concerning our Q4 2006 financials. I'm pleased to report total sales for the fourth quarter were $7.2 million, an increase of 15% in sales over 2005, largely as a result of strong EFO sales in the quarter. EFO sales at $1.5 million, another record quarter for EFO, were nearly five times EFO sales in Q4 2005.

                    Sales for the year were $27 million, a 5% decrease year-over-year with 4 million of that being EFO sales. EFO sales for the year increased by a factor of 2.6 year-over-year with fourth quarter sales being about equal to all the EFO sales generated in 2005. The fourth quarter loss at $2.8 million was about $700,000 below the Q4 2005 loss.

                    However closing the year with $16 million in cash, the company remains in a strong operating position. An important part of the strong EFO showing in Q4 was due to the successful third phase with the department of defense Navy ship installation. One Navy ship has already been installed with new EFO lighting equipment and a second is slated for installation in the next few weeks.

                    Not only is the product expected to be the foundation of the new military business beginning in 2008, but it also helped Fiberstars advance with EFO technology and led to the development of a series of new products. Another exciting new product backed with - a project backed with DOD funding, is our new solar project. Roger will discuss the status of it and the ship installation project in more detail, in a few minutes.

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                    Q4 commercially EFO technology was also - activity was also encouraging, particularly with our foot hold accounts. Fiberstars EFO is now in more than 60 supermarkets around the country.

                    Other segments are also gaining ground, for example - we just finished a large EFO museum installation. There's also increased activity in a number of new accounts, Ted will discuss the commercial EFO activity in more detail in a few minutes.

                    However let me just say this - Fiberstars has seen an active competitive response as a result of the granularity we've had on these calls. As a result, our policy going forward will be to discuss new opportunities either - that are either in the test or not yet installed, in much more general terms than we have so far.

                    Fiberstars' other energy efficient lighting products also sold well in the quarter. Commercial LED sales and sales of our new WPC energy efficient controller products were over $400,000. As discussed on our November call, starting in Q1 2007 we'll add these new energy focused products to the EFO category.

                    Finally I'd like to thank Jeff Brite for his contributions to the Company. We regard him as a good friend of Fiberstars, and wish him well in the future. The Gensler the relationship with Fiberstars remains in place, and we expect to continue to work with Jeff, however more in a customer rather than an administrative role.

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                    Now I'd like to turn it over to Bob for closer look at the numbers.

Robert Connors:     Thanks, John. Looking first at the fourth quarter EFO sales were $1,486,000 compared to $307,000 in Q4 of 2005, almost a five times increase. The Navy ship install project contributed $538,000 to that number. Total sales were $7,191,000 overall, 15% increase over last year.

                    This is a result of the increase in EFO sales offsetting relatively flat sells of the TFO business or our traditional fiber optic business. This is the first significantly up quarter we've had since Q1 of 2005.

                    Gross profit came in a $1,819,000 with 25% gross profit margin, which is down 10 percentage points from Q4 of 2005. Mainly because we had not fully transitioned out of our third warehouse in California which was very expensive and also it took additional inventory reserves after reviewing the inventory in a more thorough fashion at he end of the year.

                    Expenses came in at $4.5 million down 22%, and included $600,000 of options and SOX expenses, which made them still historically high. And that effect was a loss of $2.8 million or 24 cents per share which compares to $3.5 million or 37 cents per share in the previous year. Looking at the years as a whole EFO sales were $4 million, 2.6 times last years and within range - and within the projected range.

                    Our last year sales were a 1,527,000. Overall sales were $27 million, down 5% over 2005. This was made up of an increase in EFO sales of $2.6 million offset by the declines in TFO pools and TFO commercial business.

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                    Gross profit margins for the year were 29% compared to 38%
                    in 2005. And we did a lower margin in the U.S. Again, due to the higher cost additional California warehouse, which we didn't transition out of until the end of the year or the first part of this year.

                    Also higher freight cost, and the inventory write down that I alluded to earlier. Expenses are $17.8 million, slightly lower than expense in the previous year, however still historically high due to $1.6 million in options and SOX expenses. The net effect was a loss $9.7 million or 85 cents per share versus a loss of $7.4 million or 90 cents a share in 2005.

                    The balance sheet shows cash plus short term securities of $16 million, overall decrease of $7.7 million, also within our projected range. Accounts receivable and inventories remain flat, giving us a total net asset value of $30.7 million compared to $38.2 million in the previous year. The decrease mainly being due to the cash utilization and the losses.

                    Looking forward into 2007, key goals are to hit EFO sales numbers of $8 to $12 million which we're still projecting for 2007. This should be made up of approximately 2/3 out of the U.S. and 1/3 out of Europe. And now includes EFO Fiber, EFO LEDs, EFO Controls; and EFO Consulting.

                    We also are focused on lowering our cash utilization in 2007 to within a range of $0 to $4 million. This will be accomplished by improving gross margins, by lowering expenses, and by overall increase in sales off the back of the projected EFO sales growth. In that event, we projected the $0 to $4 million cash utilization in 2007.

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                    Looking specifically at Q1, we expect revenue to be up in
                    Q1, showing continued growth. This will be off the effect of an EFO sales number, which will show multiple growth over Q1 of 2006, and a slight decline in TFO sales.

                    Gross profit should begin to see some improvement in Q1; we expect expenses to be somewhat flat with cash utilization still fairly high because in the first quarter we have the effects of the early buy season with the pool business, which uses cash as we defer payments from customers into Q2.

                    So we expect total cash utilization in the first quarter to be in the $4 million neighborhood. This will be made up later in the year as we collect cash on these receivables.

                    With that John, I'll turn it back over to you.

John Davenport:     Thank you very much Bob, and now I'd like to turn it over to
                    Ted for an update on EFO.

Ted des Enfants:    Thanks John. This year's all about sales marketing. In late
                    2006 we employed B&Z Marketing, who specializes in green marketing. B&Z directs the marketing for Johnson Controls and the Alliance for Sustainability, whose members include
                    Philips Lighting, American Floors, Kohler and US Gypsom.

                    We started the year running with our marketing stategy, which includes these tactical areas. Light show and customer events, EFO advertising campaign, which are full page ads targeted to improve brand image with decision makers. They will help us with our E-marketing and the EFO academy and training center in Europe and here in North America.

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                    As John noted we enjoy our investor calls describing our
                    activity progress and successes in penetrating the lighting market with green EFO technology. However at this time we feel it's important that we reduce granularity of information regarding our marketing and course activities to better protect the interests of our customers and the stake holders.

                    As Bob mentioned EFO fourth quarter sales were five times over 2005 fourth quarter. Our 2006 growth breakdown in our addressable market breaks down as follows: Supermarkets - 3 1/2 times growth, Retail - 2.5 times the growth, Commercial Business - 2 times the growth. And Residential will see growth in EFO as we now have introduced new EFO energy saving products to this market.

                    And now we enter into the Government segment, which has a - which has gotten off to a great start, which Roger will highlight in more detail.

                    Now we'll talk about the supermarket segment. We have started shipping EFO accent lighting with a top tier retailer, the total project is valued at over $700,000.

                    We will be shipping this over the next twelve months. Our business in supermarkets continues to be a success, as we have shipped to more than 60 supermarkets in 2006.

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                    In 2006 we've also installed our largest EFO supermarket
                    order light to date, with EFO in twelve different departments of the supermarket. We expect to ship several hundred stores for 2007.

                    Now let's talk briefly about the retail segment. We've illuminated a high-end jeweler in Mexico with EFO display case lighting. The success of this one store has resulted in four additional stores in 2007. Jewelry is really shaping up to be a important sector for our retail business. As we've started three very exciting application development projects with three of the world's top retailers.

                    Hospitality we include into the retail sector. As we mentioned our last call, we have several relationships developing quite well in this segment, and we see hospitality being significant contributor for EFO sales in 2007.

                    Now I want to mention how we're doing in the retail and supermarket segment with our EFO ICE product. We continue to work with several OEMs most of whom display EFO ICE in their showrooms, and one of which we have a weekly conference call to strategize leads and work together on closing deals.

                    Our business with case retrofitters is beginning to really prove itself as a valuable segment of the freezer case market. As we have shipped four new stores since we last spoke.

                    We've also been requested to outfit another top ten U.S retailer's freezer cases - we have another account to add to our list. Several utility companies are promoting the use EFO ICE, one for example is, PG&E which is offering utility rebate dollars for customers that convert to EFO ICE. They're out aggressively promoting our product - that's exciting.

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                    Museum - Appleton museum is part of the Florida University system, as Siemens is the energy service contractor and Solar Energy doing the work, we shipped and installed $160,000 of EFO into the Appleton Museum - energy savings of over 75%. We're very excited - with Appleton we now have reinforced EFO as an energy saving technology for use in the museum segment. We also expect to install a museum in Germany later this year with EFO.

                    I'll talk about elevators briefly- National Elevators helped us land CitiGroup. With more to come, National's proving itself to be a great partner in that segment as well.

                    Now government and military segment - the U.S Navy is a highly potential sector that we estimate to be worth up to $50 million in years to come. Roger will discuss in detail our 2006 installation with the Navy. With that I'll turn it over to you John.

John Davenport:     Thanks Ted - and Roger, an update for the ship install and solar projects?

Roger Buelow:       Sure thanks John. I'm going to talk a little bit about our successes with the Navy products and about our solar project, and give a quick update on patents. First the Navy
                    - the Navy is one of our most interesting and demanding customers, they're interested in EFO to solve nuisance maintenance problems, to improve the overall lighting quality of ships and to drop power load, so you have to remember that they have to lug around tons of fuel to generate their own power while they're underway.

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                    After developing the EFO technology under a high efficiency distributed lighting DARPA project, we then worked to design fixtures that use that EFO technology to address the Navy's needs. I'm glad to report that we have successfully navigated the Navy requirements and have installed our first ship. This first ship is an amphibious assault craft, an LSB type, and it is underway. Feedback on our lights has been fantastic.

                    After we installed the first batch the captain ask for more, we quickly shipped out a second batch and bolted them onto his ship before it sailed. The Lieutenant in charge of the area where they are installed has sent us emails telling us that he loves lights and he wants more.

                    Our second ship will be a destroyer class ship and it will be installed soon. And we can tell that word of this success is spreading within the military because we're now getting requests from other ships - other types of ships, and even other fleets. So things are going very well.

                    For solar we had a press release recently about our involvement on another high efficiency DARPA program, this one's called The Very High Efficiency solar cell - or VHESC program.

                    The lighting industry usually views the sun as an adversary, since it gives away the light for free, but once we got passed that we realized that we had the right skill set to make a big impact on solar technology. The same skills that are used on EFO lighting - things like optics coatings and advanced materials are key for solar.

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                    Our experience in these areas is what lets us be an
                    important contributor to this project. The VHESC project is unique, and then it has a very high conversion efficiency as its target, and therefore is forcing new designs and considerations. The goal is a 50% efficient solar cell that doesn't require active tracking, and that's about three times the efficiency seen in the majority of solar cells being sold today. We are finishing up our second legs of activity on this project and expect to start to the third to fifth leg soon.

                    Fiberstars firmly believes that now is the right time to invest in solar technology, just as we invested in EFO technology in 2003. We can make big breakthroughs by leveraging our expertise and experience.

                    You can tell that we're excited about the prospects of the VHESC solar product and we're doubly excited when you consider how it works when paired with an EFO system.

                    One of the limitations with solar power today is that a very large area is needed to get a useful amount of power, and here useful means enough to light a room or a store.

                    By coupling EFO lighting and the new VHESC technology, we can work pass that. EFO drops the power required by a factor of four, and prior to using the VHESC technology increase efficiency by a factor of three.

                    That nets out to a factor 12 decrease in the size of solar panels you need to power your lights, and that means replacing feet of solar panels with inches of it. We combine the two technologies to make completely sustainable lighting systems practical and affordable.

                    I also mentioned patents - we had three patents issued over the last few weeks, bringing our total to 43 in the U.S and six more outside. These patents strengthen EFO's position in the marketplace, and are good examples of how we can, driving efficiencies up.

                    With that John, I turn it back to you.

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John Davenport:     Thanks Roger. Now we'll open it up for a brief question and answer session.

Operator:           At this time I would like remind everyone in order to ask a question please press star then the number one on your telephone keypad.

                    We will pause for just a moment to compile the Q&A roster.

                    Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.

                    Your first question comes from the line of Lenny Brecken, with Brecken Capital.

Lenny Brecken:      Hey guys I just wanted to clarify in a brief point that you made - Bob did I hear you say that you expect overall revenues to be sequentially higher?

Robert Connors:     In 2007?

Lenny Brecken:      Yes, and - into the current quarter that we're in?

Robert Connors:     I actually spoke in terms of Q1, but we do expect EFO to
                    supersede any declines in the EFO business in 2007 overall as well.

Lenny Brecken:      So sequentially sales should be sequentially higher,
                    overall?

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Robert Connors:     No I didn't say that - Q1 is typically a down quarter for
                    us, and we will show a growth year on year in Q1, but not sequentially.

Lenny Brecken:      Okay, that's what I wanted to clarify. All right, and Ted
                    you made reference to a $700,000 retail order - what was that exactly?

Ted des Enfants:    Yes, we've started shipping it, its EFO accent lighting with top tier retailer - we've started shipping at this year first quarter, and we should ship it for about 12 months.

Lenny Brecken:      At a traditional clothing retailer? Or what kind of retailer was that?

Ted des Enfants:    It's in the supermarket sector. All I can say at this point
                    Lenny.

Lenny Brecken:      Okay. And, one question to Roger on the Navy - what
                    contributions besides the additional ship would there be for the year? Is there any - you barely made reference to it as an opportunity for '08 not '07. And I just want to clarify that.

Roger Beulow:       Yes so - hi Lenny. The 2008 is where we expect that we're
                    going to see big growth from it, but at this point if we have an open door and we're talking with whoever calls. So right now there's going to be - we're doing the installations in 2007, and like I said, we are getting some contacts, so.

Lenny Brecken:      Sea trials?

Roger Beulow:       Yes, we're out there doing our sea trails, when those come back, then we get right into specifications...

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John Davenport:     And we're seeing some small orders from folks in the Navy.

Roger Beulow:       Yes.

Lenny Brecken:      Okay. But it's just hard to tell how big that can contribute in '07 then?

John Davenport:     We don't expect it to contribute a lot in '07, because we
                    need to have that product spec and the spec won't happen until after the sea trial. However, interest in various segments of the military is growing, and folks want to try it out, get a feeling for it and do their own tests.

                    So we're seeing some interest from that point of view. So we see some small sales probably in 2007, but not until we're basically on (spec), will we see - grow in 2008.

Lenny Brecken:      All right. So going forward - one last question. In terms of this quarter - any commentary on where EFO overall sales stand? Because we're almost through the quarter - and also to your goal of $8 to $12 million EFO sales to the year, could you maybe Ted just comment on, you know, where the business backlog is, if there is one, or any kind of comfort
                    - you feeling better or worse backed in to that number?

John Davenport:     Let me say a couple of words into that, first of all you
                    heard Ted talk about a $7000 dollars specific - specific item that will contribute to that. There are other projects that we expect to contribute to that - you heard him talk about two or three retail accounts, which we expect to contribute to that. You heard about a general growth in supermarkets that we expect to contribute to that.

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                    We've taken - we're backing off from the granularity,
                    because we are now beginning to get on the radar screen of our competitors. This is kind of good news and bad news.

                    It makes a real headache for Ted, because they gather like ants - Fiberstars has found a new place to really do business and why can't we show our stuff. So we're trying to
                    - we're trying to get that - create a level playing field here when we talk to these folks and keep their attention.

                    So with that we see into being able to do the numbers that we talked about, the $8 to $12 million. We've got specific accounts identified, we've got specific projects identified
                    - some of it will be project business.

                    We talked about this a lot more in our previous call when we talked about focusing on the key accounts and key segments, and I'd like to leave it at that.

Lenny Brecken:      Okay, I'll get back into queue, thanks.

John Davenport:     Thanks Lenny.

Ted des Enfants:    Thanks Lenny.

Operator:           Your next question comes from the line of Bill Gibson with
                    Nollenberger Capital.

Bill Gibson:        Yes I got a couple of questions - I understand your worries about providing granularity, but what kind of a competitive response is that bringing about? Is somebody going in offering to cut for ICE or...

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John Davenport:     Everything you can imagine, okay? What we've done is - we're identifying those accounts where energy matters.

Bill Gibson:        Yes.

John Davenport:     And as you've seen with - yes we've heard that the light
                    bulb is - we're talking about getting rid of the light bulb.
                    That means that folks come in and we see folks coming China, for example -- saying listen for half the cost we can provide a product that we say works better and so forth.

                    It just creates confusion with the customer, and we'd like to be able to get our tests in, to get that information done and sell it to those customers.

Bill Gibson:        Okay. In terms of the testing, is there anybody out there
                    that has stopped testing and decided not to go forward, you know, after testing?

John Davenport:     Yes, there'd been one or two folks that we've talked about who - for example, we talked about Safeway...

Bill Gibson:        Yes.

John Davenport:     ...in the last call where we talked about Safeway not
                    finding that the technology was appropriate for their floral displays, they like the look of MR16, and were willing to take the energy hit, and in fact they've gone forward with that as far as I can understand.

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                    There'll be increased pressure on folks like Safeway as
                    these energy regulations tighten. So we expect to get back there - but there's an example. But it's very few.

Bill Gibson:        Yes, I'm just sort of guessing here - I'm a little surprised we haven't had a national roll out by anybody yet. Is that - are you having real tough time just because of the size of Fiberstars that people look at you...

John Davenport:     Let me address that. I think the idea of a national roll out
                    - these folks don't like to talk about what they're doing.
                    In fact we were just talking to one of the trade magazines, and we found out that they have a hard time even getting an article, because they - because the chains don't like to talk in specifics about what they're doing in merchandising, what they're doing in lighting, it just is strategically not to their advantage.

                    Okay, so...

Bill Gibson:        Yes.

John Davenport:     Now we talked about a large project just a little while ago
                    - and notice we didn't call it a roll out, we can't do that, all right? So that's - I'm thinking we're going to see more of that going forward. I'm hoping that we can announce something like that, but I don't see the chains responding that way.

Bill Gibson:        Well is this something where you consider an alliance with maybe a larger company that already has the foot print with these customers, and...

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John Davenport:     We are opene to that - we have discussions that are ongoing
                    - we don't have anything - of substance as to report in that area, of course we will if and when we do.

Ted des Enfants:    We don't feel the size of the company is a factor.

Bill Gibson:        Yes, and just one last thing. In terms of EFO in the first quarter - it sounds like that can be down sequentially as well, just because of the Navy finished up in the fourth quarter, on the first ship.

John Davenport:     Yes, that's possible- the - as Bob said a moment ago, Q1 is typically a down quarter, the lowest quarter in the year, and we've based that into our estimates for the year.

Bill Gibson:        Okay good. Thanks John.

Operator:           Your next question comes from the line of Brian Tanous with
                    Merriman.

Brian Tanous:       Good morning John.

John Davenport:     Good morning Brian.

Brian Tanous:       I just had a quick question - at the risk of getting too
                    granular regarding three projects that you discussed in the past - can you give us any more color on Walgreens, W Hotel and Dillard's?

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John Davenport:     Sure. Let me start with Walgreens. Walgreens has decided -
                    there's another example - has decided not, at this point not to use EFO in their freezer cases. The second example - second question you had was on W. W Hotel is moving forward and in fact their interest is increasing, we're on their time table for that installation.

                    So when they decide they want product to hit the street, we'll provide it. But as said before, we expect to be installing soon - the W in Manhattan. And there are other W's that are interested.

                    The third project was Dillard's and that's - why don't you say a word about that Ted.

Ted des Enfants:    Dillard's is progressing quite well, I would call it an
                    application development partner - we expect to ship product this year to Dillard's.

Brain Tanous:       All right.

John Davenport:     And in fact we're in two Dillard's stores.

Ted des Enfants:    Yes, exactly.

Brian Tanous:       Okay, thank you.

John Davenport:     You're welcome.

Operator:           Your next question comes from the line of Michael Horwitz, from Pacific Growth.

Michael Horwitz:    Hi gentlemen.

John Davenport:     Hi Michael.

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Michael Horwitz:    So it's becoming apparent to me - and I've asked you this on
                    a - maybe not on a conference call, but you're clearly getting a lot of traction in some various projects and niche applications, and it is - it's a desired product from that standpoint.

                    What I'm having a hard time with is how we get that big breakout year or big breakout order - and especially when I look at what the Navy contributed in '06, and where your guidance is in '07.

                    Unless something kind of falls out of the sky, it would appear to me the low end of your guidance is very doable because of all the traction in niche application.

                    The high-end would really have to have something that we don't even know about yet. And I'll let you refute that, but that's kind of where my heads at.

John Davenport:     Yes, we see - obviously we see the low end as higher
                    probability and the high-end as the lower probability end of that range. There are - you know, I think it's a matter of degree - of refutation. I am certainly much more confident on the low end, than I am on the high-end...

Michael Horwitz:    I guess my point is though clearly you're getting traction in a lot of niche applications where it makes a ton of sense, and I'm just trying to understand when and how that gets more than a lot of niche applications, which can still drive good revenue growth over the next few years, certainly, so.

John Davenport:     Yes, let me just say the niche applications can be very
                    large.

Michael Horwitz:    Correct.

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

John Davenport:     And the niche applications - if those - if the ones that
                    we're working on hit - can easily push us to the high-end of that range. So we can do this without having this, you know, large roll out that you were talking about.

                    So what I said before about roll outs and about what chains want to talk about roll outs, I think we're going to see that going forward with these folks.

                    We're at 60 - we're in 60 grocery stores, for example. That represents more than a niche application, and we see that growing significantly - dramatically in 2007.

Michael Horwitz:    Okay, good, that's helpful. Thank you.

Operator:           Your next question comes from the line of Robert Smith from
                    Center for Performance.

Robert Smith:       Hi, good morning.

John Davenport:     Morning Robert.

Robert Smith:       I guess we're in the afternoon. So - at least here in the
                    east - let me just presence my remarks by saying - you know, I've been around for a long time and I'm a very patient investor - I believe in you guys.

                    So I'm looking at the projections for '07 - your '06 projections were I believe $4 to $10 million for EFO. So you got the $4 million, but that's nothing to write home about - in my opinion anyway.

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

                    So I'm looking at '07 and you had a run rate in the last quarter about $6 million bucks, so you increased EFO sales revenues, $2.5 million in '06. So to get to your low range estimate - you're estimating from the December quarter run rate - a figure that's lower than then incremental '06 figure.

                    I'm puzzled, I don't know whether it's - there some kind of disconnect here for me anyway, because, either it's a - I haven't been accurate with my assumptions on the product itself or, the execution by you guys. So give me some help.

John Davenport:     You're having trouble seeing how we're going to get to $8
                    million is that...

Robert Smith:       No. Not at all, but I'm saying that going from a run rate of
                    $6 million to $8 million is, in my opinion nothing to write home about. I mean it's less than the - it would be less the
                    - what you gained in '06 versus '05.

John Davenport:     Yes, one of the things that we talked about a little earlier is, that we're going to have a little bit of a hole because of the Navy project that we had in 2006.

                    And so we've baked that in to our projection . There'll be a bump of course in 2008 because Navy ships are coming in. But so we tried to - tried to make that - make an allowance for that.

                    You're absolutely right - if everything was to go right, you know, the numbers can get pretty big. But we don't want to say that everything's going to go right, that's just not how the world works.

Robert Smith:       Okay. Can you give me some clarification as to why Walgreen demurred - I mean, did they go to a rival technology?

John Davenport:     Ted, you want to comment on that?

Ted des Enfants:    These were sixteen stores on Long Island that we were
                    verbally and in writing committed to, and basically they decided to go with - with another technology, so...

Robert Smith:       Which is what?

John Davenport:     Well since we haven't seen a PO we don't know.

Ted des Enfants:    Exactly.

John Davenport:     Okay?

Ted des Enfants:    Our meetings with them were as late as Tuesday this week -
                    yesterday. So we're not laying down, and there's a lot of Walgreens around the rest of the country and world that we're continuing to look after.

John Davenport:     But that was clearly something where we had - where we had competitors locking in, okay? And that's the reason that we are backing off in terms of the granular - granularity. Just isn't - doesn't make sense for you guys or for us - or for the customer.

Robert Smith:       Okay, so...

John Davenport:     Nothing to do with our technology, we have the best answer there's no question about that. We save energy.

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

Robert Smith:       All right, so...

John Davenport:     We save the most energy by far.

Robert Smith:       I'm looking at an article in the Financial Times from
                    February 13 - it discusses Tesco, the giant UK food retailer.

Ted des Enfants:    The British Invasion of Tesco, what would you like to know about it?

Robert Smith:       Are you there?

Ted des Enfants:    Yes, we're currently talking with Tesco.

Robert Smith:       Okay. I feel relieved in that respect. Okay, I'll get back in the queue. Thanks much.

Operator:           Your next question comes from the line of Chris Ryder with
                    Lucrun Capital.

Chris Ryder:        Giving the discussion you're having about granularity -
                    what's happening to sales cycles then? Is it stretching out dramatically or, or have they changed in any way?

John Davenport:     I think that probably the reverse is true. The reason being for example, EFO in supermarkets - if you have a problem in your seafood, the solution is EFO, that's the word on the Street, that's why we're beginning to see real traction in supermarkets. So that's shortening our sales cycle - we usually don't have to do a test now for the new supermarket
                    - for example, in the sea food section - because they believe it.

                    So in certain areas it's getting shorter, in some where we're breaking new ground with the Navy, you see takes - we got a test going on that's going to take about a year.

                    That has a longer cycle, one that we understand very well. But I think in general as we become established in a niche, or in an application, our test cycles are being reduced.

Chris Ryder:        Do you have an EFO backlog number for PO's that you have in hand?

John Davenport:     Yes, let me go back to this question. And in fact, what
                    we've done is we've established a new applications group - in fact Roger is heading it - where we work directly with the customer tailoring our product to fit the application.

                    Generally, each customer likes a slightly different flavor to the product, and seeing that responsiveness, seeing the ability to do that, and of course EFO is very, very, very easy to tailor compared to other technology.

                    Because you're dealing, you know, the light output end is really a fixture - it's really plastic and so forth, so you can move it around. There's no thermal, there's no electricity - it's basically mechanical. So that is working pretty well, and we started that in December in Q4, that's working... Well ask Ted, is that working?

Ted des Enfants:    Fantastic. The customers are really happy.

Chris Ryder:        Which would help the sales cycle times?

John Davenport:     That's the reason for it.

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

Chris Ryder:        Do you have a backlog number for your EFO product line?

John Davenport:     Of course we do but we're not publishing the backlog, that's not our policy.

Ted des Enfants:    Yes, we typically don't really ship in backlog as we stated
                    in our 10K, it's first in, first out type of shipment criteria. So backlog right now is not a good indicator of our business.

Chris Ryder:        And then my last question is, in the ICE product line the
                    business opportunity still seems to be pretty large, and if you manufacturers that can produce the product rapidly and you're basically going to be able outsource that manufacturing process. Can you talk about what the business prospects are for that segment?

Ted des Enfants:    Yes, business prospects include OEM, drug, convenient store, which includes gas stations, and obviously the big market, which is the supermarket. You know, we're currently in talks with all those segments and testing in all those segments - and shipping.

Chris Ryder:        And when can we expect to see a test? How long are the test going to be before we come to a commercial order?

Ted des Enfants:    That's the $64,000 question, and we see those shortening,
                    but that's - you hit the nail on the question, if we knew the answer to that, I think we could - and we would have less of a range and more of a - more of an exact number, but right now we're seeing those shorten and that's the best I can say.

Chris Ryder:        Thank you.

Ted des Enfants:    Thank you.

Operator:           Your next question comes from the line of Lenny Brecken,
                    with Brecken Capital.

Lenny Brecken:      Look guys, I mean, your stock's down 7.5%, now I know you
                    don't want to talk about specific accounts, by account, because of competitive reasons, but the Street's obviously worried about the growth in the business by the nature of the questions and the reactions of the stock.

                    So we're still on fall, I'm going to ask you very specifically why do you feel so comfortable you can meet your sales forecasts or exceed them.

                    You don't have to give me specifics on which accounts that make you feel you feel good, but I think you've got a leave investors with some level of comfort that things are still ramping even though, you know, you can gloss over the competitive account, which is obviously what's dragged the stock down. And how do you demonstrate to people that you're actually winning accounts as well?

John Davenport:     Good question, Lenny. And in fact what we're - the way we're trying to do that is by being transparent, as transparent as we can. We're going to continue doing press releases frequently, and we'll continue to release products that's in place.

                    The part that - where we have the issue is, leading competitors to a customer that we just beginning to deal with and where we're expanding opportunities.

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

                    Having said that, we have talked - yes, we have talked in this call about a very large, significant - a product that we expect to ship in supermarkets, $700,000 shipment over the course of 2007, at a single customer.

                    There are two other customers that we talked about - I'll go to far to say as we're talking about a couple of million dollars in 2007 to those customers - for those two customers.

                    We expect our supermarket business that we talked about earlier to continue to expand. We'll see many, many more Whole Foods, for example - in 2007.

                    We have added to the category, we have - we're shipping EFO LEDs, and EFO LEDs will be a couple of million dollars in 2007, I'll go as far as to say that. And we've got significant customers associated with that. We have more products coming out that - as we continue to grow.

Lenny Brecken:      That's included in your forecast $8 to $12 million? The EFO
                    LED?

John Davenport:     Pardon me, yes that's part of the $8 to $12 million, as we talked about in November, and as we talked about just a few minutes ago in the beginning of the call.

Lenny Brecken:      All right. John, but let me ask you in a different way. The amount of business you're bidding to ship in '07 at this time, where is it now versus say last quarter? Or, a comparable period of time.

Ted des Enfants:    Lenny, this is Ted. So we've talked about in the past, the kind of quotes I have on the street, is that...

Lenny Brecken:      That's the kind of question I'm asking.

Ted des Enfants:    That right now exceeds $80 million.

Lenny Brecken:      Up significantly from the - when we spoke this time last
                    year?

Ted des Enfants:    Right.

Lenny Brecken:      Or in this time last year. Okay, is that $80 million
                    shippable over multiple years, or '07? What time frame?

Ted des Enfants:    I'd have to spread it over three years.

Lenny Brecken:      Okay. That's a significant piece of business. And that's up,
                    I think it was up in the, I think it was almost up 30%, right? From the last time we spoke?

John Davenport:     Absolutely.

Ted des Enfants:    At least. And that's a very conservative estimate.

John Davenport:     The opportunities - and that's really a good point Lenny.
                    The opportunities are increasing - the phone is ringing more and more - we've had to hire some more folks to be able to follow those leads, so the opportunity is definitely increasing.

Lenny Brecken:      I still feel that you guys probably need to take this to the next level and start - John as engineer we hear always from the Street prospective - I have the best product, so you think the market's going to come to you, you've got to go and take this market...

Ted des Enfants:    That's a great Lenny...

Lenny Brecken:      You've got the best product, then go to the OEMs or whoever, you know, whatever partners you think can take this to the next level and bring it to the national account level.

Ted des Enfants:    And that's' exactly what we're doing Lenny. That's one of
                    the most important thing we're doing - we're spending the money into marketing, and that's what has changed last year and this year, and that's improving the brand image, the awareness of the product with the customer; and we've seen a tremendous response from advertising. So far this year we've had five full page ads...

Lenny Brecken:      All right. Just take the ball to them and the OEMs will
                    respect that you have the better product, they don't want go with an inferior product, despite what the competitors are doing and giving finances away, whatever the hell they're doing to get the business.

                    Okay? They won't listen to that they'll listen to the best product. If you have it, you take it to them and they'll install it and you'll cut out whoever's competing with you on these accounts.

Ted des Enfants:    Working closely with the OEMs is critical and we're doing
                    that right now. Very closely, we're with them on a weekly basis, and I think the most important sign of that is the utility's out promoting our product, which surely saves energy.

Lenny Brecken:      I was talking about more like freezer case OEMs and things of that...

Ted des Enfants:    Sure, sure, working with them weekly right now.

John Davenport:     Yes, we've had - and Ted talked about that a little bit
                    earlier in the call. He had a section on that.

Lenny Brecken:      Okay, yes, I did hear him. Thank you.

John Davenport:     Great. Thank you.

Ted des Enfants:    Thanks Lenny.

Operator:           Your next question comes from the line of Michael Horwitz, with Pacific Growth.

Michael Horwitz:    You actually just answered it, thanks.

John Davenport:     Okay, thanks Michael.

Operator:           Your next question comes from the line of Robert Smith,
                    Center for Performance.

Robert Smith:       So just circling back with Tesco, are you working with them both on their freezer cases and the lighting?

John Davenport:     Yes, I have to say - I have to cut that off because we can't
                    - we don't want to get into that. That just is...

Robert Smith:       Okay.

John Davenport:     Sorry about that.

Robert Smith:       Okay, secondly did you have any EFO LED sales in '06?

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

John Davenport:     Yes we did. The U.S Navy is an example.

Robert Smith:       Okay, got you, right. And can you just go back over the
                    solar - you made some comments about solar, which went by me
                    - something about, tripling the efficiency of some - what could you clarify that...

John Davenport:     Let me say it in my words a minute, and then we'll actually have Roger make right. What's happening in solar - why I'm so excited about it is that EFO technology together with some advances in material technology that others are bringing to the party - can triple the efficiency of solar - triple the efficiency, so.

                    So, what does that mean? That means that 1/3 - the real estate that you need - instead of having your whole roof filled with solar cells, you're talking now about a small segment.

                    And instead of being able to - now what are you going to do with that power? Okay? Well that whole roof really isn't enough to power what inside the house - problem is the lighting is too inefficient. We can cut the lighting energy by a factor of four.

                    What we're doing is, we are really moving into a situation where the combination of lighting and solar can lead to sustainable installation - things that can come off the grid
                    - this is really interesting.

                    And places like the Third World, which for example - skipped phone line could adopt this technology, I mean this is really exciting stuff. I don't know, did I do it right Roger?

Roger Buelow:       I think so Bob did that cover your question?

Robert Smith:       I don't know - do you have anything that you could
                    elaborate?

Roger Buelow:       Just that the advances in this technology - it takes - it's taking materials, it's taking optics, it's taking processing and leadership to tie it all together. And this VHESC team that we're on is a fantastic team. And we're proud to be able to contribute to it.

Robert Smith:       Could you just give me some clarification about the federal regulations that went into effect that are - how is that playing and - everything I'm reading about is that there's a band wagon developing to go green by major U.S. businesses and sounds terribly exciting to me, and all I'm saying is I'm hoping it translates somehow to the bottom line.

John Davenport:     And we're working exactly in that vein, that's why we've
                    allied ourselves with B&Z Marketing for example. They are used to helping pull us into exactly those customers. So that's exactly the message I'm hearing as well - I've been interviewed several times now.

                    Our response to what does it mean - banning the light bulb - I mean this is amazing - people are talking about banning the light bulb - Australia is talking about doing it in three years - absolutely amazing. That's going to create - is creating more pressure in a much greater environment.

                    I wanted to say that we're basically are about our time limit, and I'd like to close off the call - one more question to be our last question. And I wanted to - so I don't know who's up next.

John Davenport:     Yes but... Tonya, are you there?

Operator:           Yes, please hold for your next question.

                    Your next question comes from the line of Nick Stiassni, with Stiassni Capital.

Nick Stiassni:      Hi John, this is Nick Stiassni. But hey John, everyone's
                    very patient in here, and everyone has a core belief in your technology. I guess the question I have and I maybe for Ted, this is for you - and it's really for me a sales and marketing assumption. Is there anyway to take this proposal to higher food chain decision makers?

                    If you clearly the best solution why not pick the phone and call the CEO of the companies and...

John Davenport:     Let me tell you what Ted is doing. Ted is - we're doing now in 2007 - we're doing something we hadn't done in 2006, and that is going to places like Store Point - you tell them about that.

Ted des Enfants:    Absolutely climbing up the food chain is our first goal
                    Nick, and doing that along the way - and we're doing analysis such as taking a look at the how the savings of EFO can impact the earnings per share of public companies, and delivering that information to CFOs.

                    So absolutely, and what John's mentioning is we're spending the marketing money in areas what make sense to get in front of the right people.

Nick Stiassni:      Okay you say going to the CFOs - are you going to the CEOs?

Ted des Enfants:    Absolutely, that example is just of CFO, but we absolutely -
                    John goes directly to CFOs, I go directly to CFOs, we're doing it on a regular basis.

Nick Stiassni:      Okay. I just want to - I didn't... Okay, that's great.

John Davenport:     Thank you very much for your thoughtful questions, I just
                    want to say a couple of words in closing.

                    Significant recent honor was bestowed on Fiberstars, we were named by the Plenty Magazine as one of the 20 companies that are pushing eco- envelope and changing the world.

                    It's easy to understand why lighting is so important - you'll its eco- impact. Lighting consumes nearly 1/3 of the world's electricity - one third of the world's electricity. Broad use of newly available efficient lighting technology, in particular EFO - can drastically reduce that usage!

                    We've started to make a difference in 2006 with EFO, and we expect to see that deepen in 2007 and beyond.

                    Thank you everyone for your participation in the call and your thoughtful questions. And we look forward to your continued support.

Operator:           Thank you. This concludes today's Fourth Quarter 2006
                    Results Call. You may now disconnect.

                                       END

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